As filed with the Securities and Exchange Commission on November 4, 1996
                                               Registration  No. 33-___________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  TEXOIL, INC.
             (Exact name of registrant as specified in its charter)


                NEVADA                                      88-0177083
     (State or Other Jurisdiction                        (I.R.S. Employer
   of Incorporation or Organization)                    Identification No.)

                          1600 SMITH STREET, SUITE 4000
                              HOUSTON, TEXAS 77002
   (Address, including Zip Code, of Registrant's Principal Executive Offices)

         TEXOIL, INC. AMENDED AND RESTATED 1996 STOCK COMPENSATION PLAN
                            (Full Title of the Plan)

     Name, Address and Telephone                Copy of communications to:
    Number of Agent for Service:
                                                     NICK D. NICHOLAS
            RUBEN MEDRANO                            OR NORA J. DOBIN
            TEXOIL, INC.                          PORTER & HEDGES, L.L.P.
    1600 SMITH STREET, SUITE 4000            700 LOUISIANA STREET, 35TH FLOOR
        HOUSTON, TEXAS 77002                     HOUSTON, TEXAS 77002-2764
           (713) 652-5741                             (713) 226-0600

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                          PROPOSED MAXIMUM         PROPOSED
                                            AMOUNT TO        OFFERING         MAXIMUM AGGREGATE        AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED      BE REGISTERED  PRICE PER UNIT(1)    OFFERING PRICE(1)    REGISTRATION FEE(1)
Common Stock, par value $.01 per share       200,000          $1.50               $300,000               $104
=======================================================================================================================

(1) Pursuant to Rule 457(c) and (h), the registration fee is calculated on the basis of the last sale price for the Common Stock on the NASDAQ SmallCap Market on October 31, 1996, $1.50 per share.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The contents of the following documents filed by Texoil, Inc., a Nevada corporation (the "Company" or "Registrant"), with the Securities and Exchange Commission ("Commission") are incorporated into this registration statement ("Registration Statement") by reference: (i) the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1995, (ii) the Company's quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 1996, (iii) the Company's quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 1996, (iv) the Company's current report on Form 8-K dated February 5, 1996, (v) the Company's current report on Form 8-K dated April 17, 1996, (vi) the Company's current report on Form 8-K dated September 6, 1996, and (vii) the description of the Company's common stock, par value $.01 per share, set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's registration statement on Form 8-A, dated February 12, 1994, Commission File No. 1-12834, and any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide without charge to each participant in the Company's Amended and Restated 1996 Stock Compensation Plan, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4.        DESCRIPTION OF SECURITIES

               Not Applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL

               Not Applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article VII of Registrant's Amended and Restated Bylaws contains indemnification provisions which are consistent with those contained in Section
78.751 of the General Corporation Law of Nevada ("NGCL"). Accordingly, Registrant generally may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Registrant or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. However, with respect to an action or suit brought to obtain a judgment in Registrant's favor, whether by Registrant itself or derivatively by a stockholder, (i) such indemnification is limited to expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, and (ii) indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Registrant or for amounts paid in settlement to Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        In all cases, the person seeking indemnification must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, Registrant's best interests. In the case of criminal actions or proceedings, the person must also have had no reasonable cause to believe his conduct was unlawful. The determination as to whether a person seeking indemnification has met the required standard of conduct must be made by Registrant's stockholders, by a majority vote of a quorum of its disinterested directors, or by independent legal counsel in a written opinion if such a quorum does not exist or if the disinterested directors so direct.

        To the extent that a director, officer, employee or agent of Registrant has been successful on the merits or otherwise in defending any action, suit or proceeding for which indemnification is permissible under the NGCL, or in defending any claim, issue or matter therein, Registrant must, under both the NGCL and its Bylaws, indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. As permitted by the NGCL, Registrant's Articles of Incorporation and Bylaws require it to advance expenses which its officers and directors incur in defending any civil or criminal action, suit or proceeding upon receipt of an undertaking by him or on his behalf to repay such amounts if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by Registrant.

        The NGCL and Registrant's Bylaws provide that the indemnification and advancement of expenses authorized therein are not exclusive. Accordingly, Registrant could provide for other indemnification of its directors and officers acting in either or both of their official capacities or other capacities while holding office. However, excepting advancement of expenses and court-ordered indemnification explicitly provided for by the NGCL, the NGCL and Registrant's Bylaws prohibit Registrant from indemnifying any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

        Consistent with Section 78.752 of the NGCL, Registrant's Bylaws empower it to procure and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of Registrant, or at Registrant's request, of another entity, against any liability asserted against him and liability and expenses incurred by him in such capacity, or arising out of his status as such, regardless of whether Registrant could indemnify him against such liability and expenses. However, financial arrangements other than insurance cannot provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses and court-ordered indemnification. The Company maintains insurance covering its directors and officers for liabilities which they may incur in their capacities as such.

        As permitted by Section 78.037 of the NGCL, Registrant's Articles of Incorporation eliminate the liability of its directors and officers to Registrant and its stockholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of Section
78.300 of the NGCL. To the extent that this provision limits the remedies of Registrant and its stockholders to equitable remedies, it might reduce the likelihood of derivative litigation and discourage Registrant's management or stockholders from initiating litigation against its directors or officers for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of an action, such remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that Registrant and its stockholders would have no effective remedy against directors or officers.

        The above discussion of the NGCL and Registrant's Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such Articles, Bylaws and statute.

        Pursuant to that certain Agreement and Plan of Merger, dated as of November 4, 1992, as amended (the "Agreement"), by and between Registrant, Comet Acquisition Subsidiary, Inc. and Texoil Company, Registrant must indemnify and hold harmless Texoil Company (which, as a result of consummation of the transactions contemplated by the Agreement, now is a wholly-owned subsidiary of Registrant) and each director, officer and shareholder thereof (many of whom, as a result of consummation of the transactions contemplated by the Agreement, now are directors, officers and shareholders of Registrant), from and against any and all losses, claims, damages, expenses or liabilities (collectively, "Claims"), joint or several, to which they or any of them may become subject under the Securities Act of 1933, as amended, or any other statute or at common law or otherwise, and generally must reimburse Texoil Company and each such director, officer or shareholder for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such Claims result from a breach or alleged breach of the representations, warranties or covenants contained in the Agreement, or arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Agreement, or arise out or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as the untrue statement or omission or alleged untrue statement or omission was made with respect to the description of Registrant.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED

        Not Applicable.

ITEM 8. EXHIBITS

        The following is a list of all exhibits filed as part of this Registration Statement.

Exhibit
  No.     Description
-------   -----------
4.1 Texoil, Inc. Amended and Restated 1996 Stock Compensation Plan (filed herewith).

5 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).

23.1      Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).

23.2      Consent of BDO Seidman, LLP (filed herewith).

23.3      Consent of Price Waterhouse LLP (filed herewith)

24        Powers of Attorney (included on signature page).

ITEM 9.        UNDERTAKINGS

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                      (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                      (ii) Reflect in the prospectus any facts or events which,
               individually or together, represent a fundamental change in the information in the registration statement; and

                      (iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant under the Exchange Act.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. W. Hoehn, Jr. or Ruben Medrano, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                          SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the date indicated beneath the undersigned's signature.

                                 TEXOIL, INC.



                                 By: /s/ RUBEN MEDRANO
                                         Ruben Medrano,
                                         President and Chief Executive Officer

                                 Date Signed:    OCTOBER 23, 1996

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities and on the date indicated.

                  SIGNATURE                  TITLE

            /s/ T. W. HOEHN, III             Director, and
              T. W. Hoehn, III               Chairman of the Board
Date Signed:     OCTOBER 28, 1996




              /s/ RUBEN MEDRANO              Director, and
                Ruben Medrano                President and Chief Executive
Date Signed:  OCTOBER 23, 1996               Officer

                  SIGNATURE                  TITLE

             /s/ GARY J. MILAVEC             Director, and Treasurer
               Gary J. Milavec               (principal financial and accounting
Date Signed:     OCTOBER 28, 1996            officer)

            /s/ T. W. HOEHN, JR.             Director
              T. W. Hoehn, Jr.
 Date Signed:     OCTOBER 28, 1996

         /s/ JOE C. RICHARDSON, JR.          Director
           Joe C. Richardson, Jr.
Date Signed:     OCTOBER 29, 1996

            /s/ WILLIAM F. SEAGLE            Director
              William F. Seagle
Date Signed:     OCTOBER 29, 1996

           /s/ WALTER L. WILLIAMS
             Walter L. Williams
Date Signed:     OCTOBER 25, 1996            Director

                                INDEX TO EXHIBITS

Exhibit
  No.     Description
-------   -----------
4.1 Texoil, Inc. Amended and Restated 1996 Stock Compensation Plan (filed herewith).

5 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).

23.1      Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).

23.2      Consent of BDO Seidman, LLP (filed herewith).

23.3      Consent of Price Waterhouse LLP (filed herewith)

24        Powers of Attorney (included on signature page).